Exhibit 5.1

ATTORNEYS AT LAW
222 N. LaSalle Street
Suite 300
Chicago, IL 60601-1081

T 312-704-3000
EXHIBIT 5.1	F 312-704-3001
www.hinshawlaw.com
May 16, 2006
Midwest Banc Holdings, Inc.
501 West North Avenue
Melrose Park, Illinois 60160
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-8 to be filed by Midwest Banc Holdings, Inc. (the “Company”) with the Securities and Exchange Commission on or about May 15, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 1,450,000 shares of Common Stock, par value $0.01 per share (the “Plan Shares”), issuable under the Company’s Stock and Incentive Plan (the “Plan”).
     Based upon the foregoing, and assuming the Plan Shares are issued in accordance with the Plan, it is our opinion that, after the effectiveness of the Registration Statement under the Act, the Plan Shares, when issued, will be validly issued, fully-paid and non-assessable.
     The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Delaware.
     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
Hinshaw & Culbertson, LLP
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